Exhibit 23.2




                          INDEPENDENT AUDITORS' CONSENT





The  Board  of  Directors
Club  Corporation  International:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Club Corporation International of our report dated February 27, 1998, relating to the consolidated balance sheets of Club Corporation International and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related schedules, which report appears in the December 31, 1997 Annual Report on Form 10-K of Club Corporation International. Our report on the consolidated financial statements refers to a change in 1995 in the method of accounting for impairment of long-lived assets.


                                   KPMG  Peat  Marwick  LLP


Dallas, Texas
June 18, 1998